ITEM 5: OTHER MATTERS

As of June 22, 1995, CBC Bancorp, Inc. (the "Company") is in the process of completing steps which will enable its common stock to be quoted on the Over-the-Counter Bulletin Board. The Company was notified by NASDAQ that the Company's common stock will no longer be listed on the NASDAQ SmallCap Market due to listing criteria.

Barbara Van Bergen
Vice President

June 23, 1995